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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                            ------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  July 11, 1997

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                          ORBITAL SCIENCES CORPORATION

        DELAWARE                   0-18287                   06-1209561
(State of incorporation)   (Commission File Number)  (I.R.S. Employer I.D. No.)



                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
                         (Address and telephone number
                        of principal executive offices)




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ITEM 5. OTHER EVENTS.

      On July 11, 1997, Orbital Sciences Corporation ("Orbital") entered into an agreement to acquire certain assets, including all the stock of certain subsidiaries, relating to the satellite manufacturing and communications services businesses of CTA INCORPORATED (CTA). CTA's space systems unit manufactures small satellites for commercial and government customers, and has built over 25 low-Earth orbit (LEO) satellites used in communications, scientific and defense applications during the past 12 years. CTA has also developed a lightweight geosynchronous orbit communications satellite (STARbus), the first of which is scheduled to be launched later this year. The terrestrial wireless data communications service (GEMtrak#) is targeted primarily at the market for truck, trailer and rail car tracking and related cargo management, and will be integrated into Orbital's Intelligent Transportation Systems business unit.

      As consideration, Orbital will (a) pay $12,000,000 in cash and (b) refinance $27,000,000 of outstanding debt related to the acquired business. Total consideration is subject to adjustment based upon the difference between net tangible assets as of May 1997 and as of the closing date. The payment at closing is subject to a $3,000,000 holdback by Orbital pending calculation of the net tangible assets. During the five years following the closing, CTA will also be entitled to receive (a) royalties from $500,000 to $3,000,000 per STARbus satellite sale after at least five satellites have been sold, and (b) 3% of cumulative revenues in excess of $50,000,000 accrued during such period from the acquired GEMtrak business. The acquisition is subject to government regulatory approval, CTA shareholder approval, and other customary closing conditions. The transaction is expected to be close by August 15, 1997.

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      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ORBITAL SCIENCES CORPORATION


DATED: July 28, 1997               By   /s/ David W. Thompson
                                        ----------------------------
                                        David W. Thompson, President
                                        and Chief Executive Officer